EXHIBIT 99

                                  PRESS RELEASE

                         ADMIRALTY ANNOUNCES TURNAROUND
                              FIRST QUARTER PROFITS

PALM BEACH GARDENS, FLORIDA, APRIL 12, 1999 . . . ADMIRALTY BANCORP, INC. (NASDAQ NM: AAABB) parent company of Admiralty Bank, announced today its results for the first quarter ended March 31, 1999. Admiralty Bancorp reported a first quarter net profit of $25,000. For the first quarter of 1999, the Company's total interest income increased to $1,407,000 from $787,000 for the first quarter of 1998. This increase reflects the dramatic increase in the Company's earning assets as the capital raised in the Company's initial public offering was deployed and the Company's new management team continued their focus on asset origination. The Company's interest expense increased to $337,000 during the first quarter of 1999 compared to interest expense of $221,000 for the first quarter of 1998. The increase in interest expense reflects a 74.7% increase in deposits, offset by a decrease in the Company's average cost of funds as the mix of the Company's deposit portfolio shifted toward lower cost transaction accounts away from higher cost time deposits. For the three months ended March 31, 1999, the Company's cost of funds was 2.10%, a decline from a cost of funds of 2.70% for the comparable period of 1998.

For the twelve months ended March 31, 1999, the Company has demonstrated dramatic asset and deposit growth, which are summarized as follows:

                         3/31/98                3/31/99        %INCREASE
                     -------------          -------------      ---------
Total Loans          $25.0 million          $55.4 million      +121.9%

Total Deposits       $41.2 million          $72.0 million       +74.7%

Total Assets         $51.6 million          $92.0 million       +78.3%

Mr. Ward Kellogg, President and CEO of Admiralty Bancorp stated, "We are very pleased that in addition to proving our ability to produce dramatic growth results, our efforts are already paying off in terms of a bottom line profitability. The investments we made in personnel, branch expansion and renovation have started to contribute to the Company's results. We continue to focus on asset quality and we are very encouraged by our future prospects. We anticipate continued strong performance through the remainder of 1999."

Admiralty Bancorp, Inc., is the parent company for Admiralty Bank, a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida, and three branch offices located in Juno Beach, Boca Raton and Jupiter, Florida. The Bank is a full service financial institution, catering to the needs of small businesses and professionals.

The press release contains forward-looking statements as defined under Section 21E of the Securities Exchange Act of 1934 regarding the Company's 1999 performance. Although management believes these statements to be reasonable and makes them in good faith, any number of factors, most not within the control of the Company, could cause the Company's actual performance to differ from these statements. These factors include changes in market rates of interest, economic conditions in the Company's trade area, changes in customer economic activity which may effect loan demand and performance, unforeseen competition and regulatory and legal changes. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.


                                   Page 6 of 6